Exhibit 99.1

News Release

For Immediate Release

bioAffinity Technologies Expands Diagnostic Division with Promotions and New Hires to Strengthen Clinical Bench

SAN ANTONIO, TX – Dec. 15, 2022 – bioAffinity Technologies, Inc. (NASDAQ: BIAF; BIAFW), a biotechnology company addressing the need for noninvasive diagnosis of early-stage cancer and diseases of the lung, as well as targeted cancer treatment, today announced that they have made a key promotion and additions to their staff.

Jennifer Rebeles, Ph.D., has been promoted to Vice President of Diagnostics. Dr. Rebeles joined bioAffinity in 2019 as Director of Diagnostics where she led the team of scientists in the research and development of the company’s first product, CyPath® Lung, an automated flow cytometry tests that has shown high sensitivity and specificity for the detection of early-stage lung cancer. Dr. Rebeles was a research scientist with the United States Air Force 59th Medical Wing for Science and Technology where she performed recurring analyses on research portfolios to identify critical gaps in military medicine and proposed new projects to address those needs. Prior to that, she served as the Flow Cytometry and Microarray Technical Director at the Greehey Children’s Cancer Research Institute of the University of Texas Health Science Center at San Antonio, TX. Dr. Rebeles received her Ph.D. in Nutritional Biochemistry from the University of North Carolina Chapel Hill Gillings School of Global Public Health with training in nutritional immunology by investigating the effects of obesity on the immune response to influenza infection.

“Dr. Rebeles has shown exceptional leadership and scientific acumen in development and commercialization of CyPath® Lung,” said bioAffinity Executive Vice President and Chief Medical and Science Officer Vivienne Rebel, MD, Ph.D. “She is an expert in flow cytometry, a technology that is the foundation of our diagnostic platform. Her promotion to Vice President is well earned, given the precision and exacting approach to research and management.”

In addition, Rossella Titone, Ph.D., and Alvaro Souto Padron de Figueiredo, Ph.D., have joined bioAffinity as research scientists in the company’s Diagnostics Division.

Dr. Titone joins bioAffinity from the Texas Biomedical Research Institute where, as a Postdoctoral Scientist, she conducted biomedical research in the study of molecular mechanisms of viral dissemination and also spent several years as a researcher at the University of Texas Southwestern Medical Center. She participated in the Postdoctoral Program in Advance Research, Corneal Biology at the University of Texas Southwestern and earned her Ph.D. in Biotechnologies for Human Health, Biomedical Biotechnology and Cancer Research from the University of Eastern Piedmont. Additionally, she earned her Master’s Degree in Biomedical Biotechnologies, Cancer Biology from the University of Siena and a Bachelor’s Degree in Biomedical Biotechnology, Molecular Cancer Biology from the University of Palermo.

Dr. Souto Padron de Figueiredo joins bioAffinity from the Division of Hematology & Oncology at the University of Texas Health Science Center at San Antonio-South Texas Research Facility, Adult Cancer Program, where he worked on a National Institute of Health-funded research grant investigating effects of different immune co-signaling therapy in the treatment of various pre-clinical cancer models and testing new drugs for pharmaceutical companies. He earned his Ph.D. and Master’s Degree in Biological Sciences (Physiology) from the Federal University of Rio de Janeiro UFRJ, and his Bachelor’s in Nutrition from the Federal University of State of Rio de Janeiro, UNIRIO.

“bioAffinity Technologies is grounded in strong scientific research and skilled, experienced scientists,” said bioAffinity President and CEO Maria Zannes. “These men and women are innovative, dedicated and committed to commercialization of CyPath® Lung and development of additional diagnostics for lung diseases and tests for cancer.”

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. (NASDAQ: BIAF; BIAFW) addresses the need for noninvasive diagnosis of early-stage cancer and diseases of the lung, and targeted cancer treatment. The Company’s first product, CyPath® Lung, is a non-invasive test that has shown high sensitivity and specificity for the detection of early-stage lung cancer. Precision Pathology Services licensed and developed CyPath® Lung as a Laboratory Developed Test (LDT) and has begun test marketing in Texas. OncoSelect® Therapeutics, LLC, a subsidiary of bioAffinity Technologies, is advancing its discoveries shown in vitro to kill cancer cells without harm to normal cells. Research and optimization of the Company’s platform technologies are conducted in its laboratories at The University of Texas at San Antonio.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the anticipated use of proceeds from the Company’s offering of common shares. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts:

Company Contact:

Maria Zannes, President & Chief Executive Officer

mz@bioaffinitytech.com

Investor Relations Contact:

Tiberend Strategic Advisors, Inc.

Jonathan Nugent

jnugent@tiberend.com

or

David Irish

dirish@tiberend.com